Exhibit 99

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS SECOND QUARTER 2008

LOSS PER SHARE ON RECORD INCREASES IN RAW MATERIAL COSTS

•	Loss per share of $0.07 as compared to a loss per share of $0.23 for the second quarter of 2007

•	Net sales increased $31.7 million, or 16.9%, which included $24.0 million of sales from Asian businesses, as compared to the second quarter of 2007

•	Operating profit of $3.0 million, down from $10.0 million due to unprecedented oil-based raw material inflation of $14.4 million

•	Significant new pricing actions to recover raw material costs were implemented late in the second quarter and early in the third quarter

FAIRLAWN, OHIO, June 16, 2008 – OMNOVA Solutions Inc. (NYSE: OMN) today reported a net loss of $3.1 million, or $0.07 per diluted share, for the second quarter ended May 31, 2008, compared to a net loss of $9.8 million, or $0.23 per diluted share, for the second quarter of 2007. Included in the second quarter of 2007 were debt redemption and restructuring costs of $12.5 million.

Net sales increased $31.7 million, to $219.7 million, for the second quarter of 2008 compared to $188.0 million during the same period a year ago. Contributing to the second quarter increase were sales of $24.0 million from the Decorative Products Asian businesses acquired in the first quarter of 2008, favorable pricing of $11.4 million and positive foreign exchange translation of $0.1 million partially offset by net volume declines of $3.8 million. The volume declines primarily occurred in two product lines sold to the residential housing industry: Performance Chemicals’ carpet business and Decorative Products’ laminate business.

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Volume declines were partially offset by volume increases in Performance Chemicals’ paper chemicals business. Excluding the Decorative Products Asian businesses, the Company’s sales grew $7.7 million or 4.1%.

Gross profit decreased $3.3 million to $33.8 million, with a gross profit margin of 15.4%, in the second quarter of 2008 compared to $37.1 million, with a gross profit margin of 19.7%, in the second quarter of 2007. Margins declined due to higher costs for raw materials, freight and utilities, product mix issues in North America, and lower than average gross margins in the Asian businesses. Cost of goods sold of $185.9 million for the second quarter of 2008 increased $35.0 million as compared to the second quarter of 2007, due to manufacturing costs of $25.7 million from the inclusion of the Decorative Products Asian businesses, and $14.4 million of higher raw material costs. Cost of goods sold was partially reduced by lower volumes of $2.9 million and lower manufacturing expense of $2.2 million, primarily in North America.

“Our priority to improve profitability continued to be challenged by record setting raw material inflation during the quarter,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “Late in the second quarter, we implemented price increases at both Decorative Products and Performance Chemicals with minimal loss of volume. However, as oil has continued to climb as high as $139 a barrel, we have experienced new record high costs for OMNOVA’s major raw materials during our third quarter starting in June. In response, we have announced additional price increases of up to 30% across many of our Performance Chemicals products.”

“In addition to new pricing actions, we are also focused on productivity improvements to restore profit margins to acceptable levels. We continue to drive our LEAN SixSigma focus deeper into our domestic plants while introducing the concept to our new Asian businesses. Our cost structure, excluding raw materials, is lower than anytime since our formation in 1999. Everyone in our organization is keenly focused on our most important priority, which is margin improvement,” McMullen said.

Selling, general and administrative expense in the second quarter of 2008, which included $1.7 million from the Decorative Products Asian businesses, increased $2.3 million, to $27.5 million, or 12.5% of sales. This compares to $25.2 million, or 13.4% of net sales, in the second quarter of 2007.

Interest expense decreased $1.4 million, to $3.5 million, for the second quarter of 2008 as compared to $4.9 million for the same period a year ago, due to significantly lower average interest rates as a result of the Company refinancing actions in 2007 and lower base interest rates, which was partially offset by higher average debt levels. Total debt at the end of the second quarter of 2008 was $197.9 million, up $24.9 million from the second quarter of 2007.

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The increase in debt included $32.4 million of borrowings and assumed debt to fund the purchase price and transaction fees of the Decorative Products Asian joint venture acquisitions in January 2008, partially offset by $7.5 million of debt reduction utilizing cash from operations. Net Debt was $193.8 million at the end of the second quarter of 2008. There was $27.8 million of unused and available liquidity under the Company’s revolving asset-based credit facility. The weighted average cost of borrowing during the second quarter of 2008 was 6.6%, an improvement from 10.8% for the second quarter of 2007. The weighted average borrowing rate on May 31, 2008 declined to 5.5%.

EBITDA, as defined in the Company’s borrowing agreements for the calculation of the net leverage ratio, was $9.7 million for the second quarter of 2008 compared to $14.3 million for the second quarter of 2007. EBITDA for the twelve months ended May 31, 2008 was $43.9 million, compared to $44.5 million for the twelve months ended May 31, 2007. OMNOVA’s leverage ratio of Net Debt to EBITDA was 4.4 at May 31, 2008, well under the covenant limit of 5.5. An explanation of how the Company defines EBITDA and Net Debt and reconciliations of EBITDA to income (loss) from continuing operations and Net Debt to total debt are provided in the Non-GAAP and Other Financial Measures section of this earnings release.

Performance Chemicals – Net sales during the second quarter of 2008 increased 7.6% to $125.2 million compared to $116.4 million in the second quarter of 2007. The increase was driven by higher selling prices of $10.4 million, partially offset by volume decreases of $1.6 million. Sales growth was achieved despite carpet industry volumes being down approximately 13%. Segment operating profit was $1.9 million for the second quarter of 2008, down from $5.8 million for the second quarter of 2007. The year-over-year operating profit decline was attributable to $12.6 million of higher raw material costs, lower volumes of $0.6 million, higher freight expenses and unabsorbed manufacturing overhead, which was partially offset by the higher selling prices. Segment operating profit margin was 1.5% for the second quarter of 2008 as compared to 5.0% for the second quarter of 2007. Even though operating profit was lower, efficiency improved as pounds produced per employee increased over 5% for the first half of 2008 as compared to the same period in 2007.

During the second quarter of 2008, volumes in paper chemicals increased high single digits year-over-year, driven by volume wins from 2007 with customers utilizing the Company’s innovative GenCryl® Pt™ product, a high-strength latex binder for high-grade coated paper applications. All paper latex products were repriced late in the quarter with no loss of major customers. In carpet chemicals, the Company experienced a significant decrease in volumes in excess of the overall market decline due to customer mix, mill closures, and the loss of one customer, which was previously announced in the first quarter.

New record-high prices for butadiene and styrene (up 25% and 12%, respectively, as compared to the second quarter of 2007) and most secondary raw materials continued in

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the second quarter of 2008. Butadiene, the Company’s second largest raw material in pounds and dollar value, was put on allocation by all major North American suppliers during the second quarter of 2008. Although butadiene supply to the Company was reduced slightly, Performance Chemicals was able to satisfy all of its customers’ needs. However, industry forecasts call for butadiene prices to increase significantly in the third quarter, with both supply and allocations tightening. In response, Performance Chemicals is implementing third quarter price increases across most product lines of up to 30% in June.

Decorative Products – Net sales were $94.5 million during the second quarter of 2008, an increase of $22.9 million or 32.0% compared to the second quarter of 2007. The increase in sales was due to $24.0 million of sales from the Asian businesses, price increases of $1.0 million, and favorable foreign exchange translation of $0.1 million, partially offset by lower domestic laminates volumes of $2.2 million. Price increases implemented late in the second quarter and announced early in the third quarter represent a potential increase in sales of approximately $6 million on an annualized basis. Operating profit declined $3.1 million, to $1.1 million, for the second quarter of 2008 compared to operating profit of $4.2 million for the second quarter of 2007. Key factors impacting the second quarter 2008 operating profit decline were higher raw material costs of $1.8 million, negative profit variances of $1.2 million from the Asian businesses, lower volumes of $0.6 million and higher manufacturing and overhead costs of $0.5 million, partially offset by sales price increases of $1.0 million.

During the quarter, domestic contract interiors, coated fabrics and Muraspec U.K. wallcoverings all achieved year-over-year sales growth despite several weak end-use markets, while laminate sales were down year-over-year on lower residential kitchen and bath cabinet volume. The Company believes that Decorative Products has gained market share across most end uses. In contract interiors, the Company completed the sampling and field placement of its ECORE™ brand recyclable wallcovering. In the Company’s coated fabrics product line, industrial films, rigids, and marine products generated higher sales while transportation end uses were weaker. The price increases across most product lines addressed rising raw material costs, especially market prices for polyvinyl chloride (PVC) resin, up 33% year-over-year and plasticizer, up 44% year-over-year. At the beginning of the quarter, OMNOVA went live with its SAP business planning system at a second Decorative Products manufacturing plant in Monroe, North Carolina, with a third facility scheduled for third quarter 2008. All of the Company’s Performance Chemicals plants have previously converted to the SAP platform. Also, union members at the industrial film plant in Jeannette, Pennsylvania ratified a new three-year labor contract.

Decorative Products Asia Operations – Effective December 31, 2007, the Company acquired the remaining 49.9% interest of its former Decorative Products joint venture companies

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in China and Thailand for $32.4 million in cash, assumption of debt and transaction fees. Previously, the Company used the equity method of accounting to record its proportionate share of the net income or loss of these Asian businesses as equity earnings in affiliates, and did not consolidate sales or operating results of these businesses. The operating results of Decorative Products Asian businesses are now consolidated but continue to be recognized on a one month lag, meaning that the February through April time period is recorded for the Company’s 2008 second quarter.

For comparative purposes, Decorative Products Asian sales for the second quarter of 2008 were $24.0 million compared to $20.4 million for the second quarter of 2007, an increase of 17.6%. The operating loss for the Decorative Products Asian businesses was $0.9 million, as compared to an operating profit of $1.0 million in the second quarter of last year. Unfavorable year-over-year comparisons were driven by increased raw material costs, bad debt expense, the strength of the Thai Baht and Chinese Yuan currencies, and weaker February results due to manufacturing shutdowns in China from severe snowstorms. In Thailand, the Company implemented a management restructuring which is expected to provide future cost reductions and manufacturing efficiencies. China had its best operating results of the fiscal year in May 2008, which will be reported in the Company’s third quarter. The Decorative Products Asian consolidation resulted in certain significant increases in balance sheet accounts as of May 31, 2008, including: net receivables $18.9 million, net inventories $16.3 million, net fixed assets $30.9 million and current liabilities $25.8 million.

Earnings Conference Call – OMNOVA Solutions has scheduled its Earnings Conference Call for Tuesday, June 17, 2008, at 11:00 a.m. EDT. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon EDT, June 24, 2008. A telephone replay will also be available beginning at 1:00 p.m. EDT on June 17, 2008, and ending at 11:59 p.m. EDT on June 24, 2008. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 926316.

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Non-GAAP and Other Financial Measures

Reconciliation of segment sales and operating profit to consolidated net sales and income (loss) before income taxes

Management reviews the information below in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management believes that this information is useful for providing the investor with an understanding of the Company’s business and operating performance.

	Three Months Ended May 31,		Six Months Ended May 31,
(Dollars in millions)	2008	2007	2008	2007
Performance Chemicals	$125.2	$116.4	$244.1	$222.2
Decorative Products	94.5	71.6	166.2	130.6

Total Sales	$219.7	$188.0	$410.3	$352.8

Segment Operating Profit (1)
Performance Chemicals	$1.9	$5.8	$4.5	$9.4
Decorative Products	1.1	4.2	1.0	3.4
Interest expense	(3.5)	(4.9)	(6.9)	(9.8)
Corporate expense	(2.4)	(2.5)	(4.4)	(5.5)
Debt redemption expense	—	(12.4)	—	(12.4)

Loss Before Income Taxes	$(2.9)	$(9.8)	$(5.8)	$(14.9)

Capital expenditures	$3.8	$3.5	$6.9	$6.1

(1)

Segment operating profit for the second quarter and first six months of 2007 included restructuring and severance charges of $0.1 million and $0.4 million, respectively. Management excludes these items when evaluating the results of the Company’s ongoing business.

Reconciliation of loss from continuing operations to EBITDA and total debt to Net Debt

This earnings release includes EBITDA and Net Debt which are non-GAAP financial measures as defined by the Securities and Exchange Commission. EBITDA is calculated in accordance with the definition of Net Leverage Ratio as set forth in the Company’s $150,000,000 Term Loan Credit Agreement dated as of May 22, 2007 and excludes charges for interest, taxes, depreciation and amortization, amortization of deferred financing costs, net earnings of joint ventures less cash dividends, net earnings of foreign subsidiaries less cash dividends, loss on debt transactions, gains or losses on sale or disposal of capital assets, loss from write-down of non-current assets, non-cash income or expense for the Company’s pension plans, gains or losses from changes in the LIFO reserve, and non-cash charges for the 401(k) company match and up to $2.0 million annually for restructuring, severance and non-recurring charges. Net Debt is calculated as total debt, outstanding letters of credit and the fair value of the interest rate swap if in a loss position less cash, cash equivalents and restricted cash. EBITDA and Net Debt are not measures of financial performance under GAAP. EBITDA and Net Debt are not calculated in the same manner by all companies and accordingly are not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. EBITDA and Net Debt should not be construed as indicators of the Company’s operating performance or liquidity and should not be considered in isolation from or as a substitute for net income (loss), cash flows from operations or cash flow data which are all prepared in accordance with GAAP. EBITDA and Net Debt are not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP. Management believes that presenting this information is useful to investors because these measures are commonly used as analytical indicators to evaluate performance, measure leverage capacity and debt service ability and by management to allocate resources. Set forth below are the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Company did not have any results from Discontinued Operations in the second quarters or first six months of 2008 and 2007; therefore, the Company’s net loss for those periods is the equivalent of income (loss) from continuing operations as defined in the $150,000,000 Term Loan Credit Agreement.

(Dollars in millions) Reconciliation of loss from continuing operations to EBITDA	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Loss from continuing operations	$(3.1)	$(9.8)	$(6.1)	$(14.9)
Interest	3.3	4.6	6.5	9.3
Taxes	.2	—	.3	—
Depreciation and amortization	6.4	5.2	11.8	10.1
Amortization of deferred financing costs	.2	.3	.4	.5
Net earnings of joint ventures less cash dividends	—	(.6)	(.2)	(.7)
Net earnings of foreign subsidiaries less cash dividends	.6	(.2)	.1	(.2)
Loss on debt transactions	—	12.4	—	12.4
Gains or losses on sale or disposal of capital assets	—	—	—	—
Loss from write-down of non-current assets	—	—	—	—
Non-cash income or expense for pension plans	1.4	1.7	2.9	3.1
Gain or loss on change in LIFO reserve	—	.1	—	.1
Non-cash charge for 401(k) company match	.7	.5	1.1	1.1
Restructuring, severance and non-recurring charges	—	.1	(.6)	.4

Consolidated EBITDA	$9.7	$14.3	$16.2	$21.2

(Dollars in millions) Reconciliation of total debt to Net Debt	May 31, 2008	November 30, 2007	May 31, 2007
Total debt	$197.9	$149.9	$173.0
Outstanding letters of credit and interest rate swap	9.0	5.9	3.4
Cash and cash equivalents	(13.1)	(12.6)	(13.6)
Restricted cash	—	—	(3.4)

Net Debt	$193.8	$143.2	$159.4

OMNOVA Add 7

This earnings release may contain forward-looking statements concerning trends, expectations, estimates, forecasts and projections relating to the Company and its business, industries, markets, products, results of operations, financial condition, accounting policies and management judgments, among other things. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic”, “likely,” “will,” “would,” “could,” or similar terms. There are many risks, uncertainties and factors that could cause actual results or outcomes to differ materially from those expressed in or implied by the Company’s forward-looking statements. Some of these risks, uncertainties and factors include, but are not limited to, the following: general economic trends affecting the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; customer and/or competitor consolidation; ability to successfully develop and commercialize new products; customer ability to compete against increased foreign competition; ability to successfully implement productivity enhancement and cost reduction initiatives; operational issues at the Company’s facilities; the Company’s strategic alliance and acquisition activities; acts of war or terrorism, natural disasters or other acts of God; changes in governmental and regulatory policies; compliance with extensive environmental, health and safety laws and regulations; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; assumptions used in determining pension plan expense and funding, such as return on assets and discount rates and changes in pension funding regulations; litigation against the Company or adverse litigation judgment or settlement and absence of or inadequacy of insurance coverage for such litigation, judgment or settlement; availability of financing to fund operations at anticipated rates and terms; substantial debt and leverage and the ability to service that debt; and significant increase in applicable short-term borrowing rates. The Company disclaims any obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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OMNOVA Add 8

OMNOVA Solutions Inc. is a technology-based company with proforma 2007 sales of $836 million and a current workforce of approximately 2,750 employees worldwide. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2008	2007	2008	2007
Net Sales	$219.7	$188.0	$410.3	$352.8
Cost of goods sold	185.9	150.9	346.0	285.6

Gross Profit	33.8	37.1	64.3	67.2
Selling, general and administrative	27.5	25.2	52.6	50.5
Depreciation and amortization	6.4	5.2	11.8	10.1
Restructuring and severance	—	.1	—	.4
Interest expense	3.5	4.9	6.9	9.8
Equity earnings in affiliates, net	—	(.6)	(.2)	(.7)
Debt redemption expense	—	12.4	—	12.4
Other income, net	(.7)	(.3)	(1.0)	(.4)

	36.7	46.9	70.1	82.1

Loss Before Income Taxes	(2.9)	(9.8)	(5.8)	(14.9)
Income tax expense	.2	—	.3	—

Net Loss	$(3.1)	$(9.8)	$(6.1)	$(14.9)

Basic and Diluted Loss Per Share
Net loss per share	$(.07)	$(.23)	$(.14)	$(.36)

OMNOVA SOLUTIONS INC.

Condensed Balance Sheets

(Dollars in millions, except per share amounts)

	May 31, 2008	November 30, 2007
	(Unaudited)	(Audited)
ASSETS:
Current Assets
Cash and cash equivalents	$13.1	$12.6
Accounts receivable, net	122.1	102.2
Inventories	58.6	30.6
Prepaid expenses and other	9.2	3.1

Total Current Assets	203.0	148.5
Property, plant and equipment, net	162.9	135.8
Trademarks and other intangible assets, net	6.8	4.2
Investments in affiliates	—	22.2
Prepaid pension asset	9.2	9.8
Deferred income taxes	2.8	1.7
Other assets	4.8	4.2

Total Assets	$389.5	$326.4

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Short-term debt	$6.1	$5.3
Accounts payable	79.1	62.0
Accrued payroll and personal property taxes	11.0	14.2
Employee benefit obligations	3.4	3.3
Deferred income taxes	1.7	1.7
Other current liabilities	5.6	5.3

Total Current Liabilities	106.9	91.8
Long-term debt	191.8	144.6
Postretirement benefits other than pensions	10.7	11.0
Pension liabilities	2.5	2.4
Deferred income taxes	2.8	—
Other liabilities	13.3	11.3

Total liabilities	328.0	261.1
Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 43.4 million shares issued at May 31, 2008 and November 30, 2007	4.3	4.3
Additional contributed capital	315.7	314.9
Retained deficit	(249.4)	(243.3)
Treasury stock at cost; 0.5 million and 0.8 million shares at May 31, 2008 and November 30, 2007, respectively	(5.7)	(6.7)
Accumulated other comprehensive loss	(3.4)	(3.9)

Total Shareholders’ Equity	61.5	65.3

Total Liabilities and Shareholders’ Equity	$389.5	$326.4